Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 8, 2021, with respect to the consolidated financial statements of Holley Intermediate Holdings, Inc. and Subsidiaries included in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Cincinnati, Ohio

May 24, 2021